EXHIBIT 23.4

                          Independent Auditors' Consent


The Board of Directors
Sovereign Bancorp, Inc.:

We consent to the incorporation by reference in the Form 10K/A, of Sovereign Bancorp, Inc. of our report dated June 15, 1998, relating to the consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries as of February 27, 1998, and March 31, 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the eleven-month period ended February 27, 1998 and for the year ended March 31, 1997, which report appeared in the Form 8-K on June 23, 1998.


                                                            /s/ KPMG LLP


Philadelphia, Pennsylvania
May 25, 1999